Exhibit 99.1
Hillenbrand Reports Earnings
for Fourth Quarter and Fiscal Year 2009
•	Q409 EPS up 19.4 percent on 3.6 percent lower revenues.

•	FY09 EPS up 11.4 percent on 4.3 percent lower revenues.

•	Gross profit margin percentage improved both for the quarter and the year, with increases of 170 and 90 basis points, respectively.

•	Hillenbrand announces guidance for FY2010, which began Oct. 1.
BATESVILLE, Ind., Nov. 24, 2009, Hillenbrand, Inc. (NYSE: HI) — /PR Newswire-First Call/ — Hillenbrand reported net revenues of $153.1 million for the fourth quarter of 2009, which ended Sept. 30, 2009, a $5.7 million (3.6 percent) decline from the same period in fiscal 2008. The company posted net income of $22.6 million, a $3.4 million (17.7 percent) increase from last year. Included in current fourth-quarter pre-tax operating expenses were approximately $104,000 in legal costs related to antitrust litigation and virtually no separation costs, resulting in a negligible difference in as-adjusted net income. Earnings per diluted share for the fourth quarter of 2009 increased by $0.06 (19.4 percent) over the prior year period, from $0.31 to $0.37.
“North American burials continued to decline in the fourth quarter, even as the number of deaths returned to a more normal seasonal level,” said Kenneth A. Camp, president and chief executive officer of Hillenbrand, Inc. “We believe the economic uncertainties have prompted some families to opt for cremation at a rate greater than we’ve seen in the past. After a very difficult second quarter, these trends appear to be stabilizing, although it is too early to tell if cremation growth rates will return to previous levels.”
Decreases in the cost of diesel fuel and some raw materials continued to drive improvement in the company’s gross profit margin from 40.3 percent in the fourth quarter of 2008 to 42 percent (170 basis points) during the same period in 2009. Operating expenses were flat at $31.6 million in the fourth quarter of fiscal 2009, compared with $31.7 million in the same period of the prior year. Investment income of $3.7 million was up $1.7 million (85 percent).
Cash flow from operations remained strong at $38.3 million in the fourth quarter, compared with $11 million during the same period in 2008, a difference primarily driven by changes in the timing of tax payments, as well as a discretionary payment into the company’s pension plan in the fourth quarter of fiscal 2008.
Fiscal 2009 Results
Net revenues for fiscal 2009 were $649.1 million, a decrease of $29 million (4.3 percent) from fiscal 2008. Net income for the year was $102.3 million, up $9.1 million (9.8 percent) from 2008. Earnings per diluted share increased by $0.17 (11.4 percent) over fiscal year 2008, from $1.49 to $1.66.
The year’s gross profit margin was 42.3 percent compared to 41.4 percent in the prior year, an increase of 90 basis points. Operating expenses declined $11.5 million (8.8 percent) in fiscal 2009 compared to 2008. Investment income grew by $2 million (33.9 percent) from $5.9 million in 2008 to $7.9 million in 2009.

Included in the 2009 annual operating expenses were $2.2 million in legal costs related to antitrust litigation and $86,000 in separation costs, compared to $3.3 million and $15.6 million, respectively, for these items in the prior year. Excluding the impact of these costs from both years’ operations, net income declined $4.5 million (4.2 percent) from fiscal 2008 to fiscal 2009.
For the year, Hillenbrand generated $123.2 million in net operating cash flow, a 21 percent increase over the prior year.
“In 2009, we reacted swiftly and appropriately in the face some of our industry’s most difficult challenges. As a result, we have maintained our market position,” Camp said. “We also generated a significant increase in operating cash flow, which has enabled us to return $58.1 million directly to shareholders in the form of increased dividends and share repurchases.”
Guidance for Fiscal Year 2010
Guidance for fiscal year 2010 reflects a broader range than Hillenbrand normally gives investors, primarily because a number of uncertainties make it more difficult to predict results. While the economy has shown signs of recovery, the company believes it could be more prolonged than past recessions. In addition, there are many conflicting reports about the potential severity of this year’s influenza and pneumonia season, with both normal seasonal and H1N1 flu strains in circulation.
Hillenbrand expects 2010 revenues will be from 3 percent below to 3.1 percent above FY09 revenues, ranging from $630 million to $670 million. Earnings per diluted share will range from $1.40 to $1.67, with net income projected to be between $86 million and $103 million. Excluding approximately $3 million to $5 million in estimated legal costs related to ongoing antitrust litigation, we expect fiscal 2010 earnings per diluted share to range from $1.45 to $1.70. Guidance for 2010 includes modest investments in growth initiatives in the death care industry, although it does not include any impact from future mergers or acquisitions, or the impact of changes in limited partnership investments.
“Although we have traditionally been less susceptible to economic downturns than most industries, the level of uncertainty among consumers remains reasonably high,” Camp said. “That makes it more challenging for us to forecast results for the coming fiscal year. We can, however, say with certainty that Hillenbrand’s employees are continuing to provide our customers and the families they serve with the innovation, quality and service they expect, which will in turn continue to drive value for our shareholders.”

Hillenbrand, Inc.
(Unaudited)
(amounts in millions, except per share data)

	Fiscal year ending September 30
		FY10 Range
	FY09	Low	High

Net revenues	$649	$630	$670
Income before taxes	$161	$137	$161
Tax rate	36.4%	37%	36%
Net income	$102	$86	$103
Average diluted shares outstanding	62	62	62
Diluted net income per share	$1.66	$1.40	$1.67

Excluding certain non-operating costs (antitrust litigation and separation*)
Net income	$104	$89	$105
Diluted net income per share	$1.68	$1.45	$1.70

*	Non-GAAP Financial Disclosures and Reconciliations for Fourth Quarter 2009 and 2010 Guidance

While Hillenbrand, Inc. reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses the non-GAAP measures to evaluate and manage its operations and provides the information to investors so they can see the results “through the eyes” of management. Hillenbrand further believes that providing this information better enables investors to understand the ongoing operating performance of the company. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Hillenbrand, Inc.
(Unaudited)
(amounts in millions)

	12 Months Ended			12 Months Ended			Fiscal Year 2009			Fiscal Year 2010
	September 30, 2008			September 30, 2009			Guidance Midpoint			Guidance Midpoint
		Income			Income			Income			Income
	Pre-Tax	Taxes	Post-Tax	Pre-Tax	Taxes	Post-Tax	Pre-Tax	Taxes	Post-Tax	Pre-Tax	Taxes	Post-Tax

GAAP income	$153.3	$60.1	$93.2	$160.8	$58.5	$102.3	$156.9	$56.3	$100.6	$148.9	$54.3	$94.6

Certain non-operating costs:
Antitrust litigation	3.3	1.2	2.1	2.2	0.8	1.4	7.0	2.6	4.4	4.0	1.5	2.5
Separation	15.6	2.6	13.0	0.1	—	0.1	0.2	0.1	0.1	—	—	—

Adjusted income	$172.2	$63.9	$108.3	$163.1	$59.3	$103.8	$164.1	$59.0	$105.1	$152.9	$55.8	$97.1

Additional assumptions and discussion will be provided during the company’s conference call later today.

Conference Call and Webcast
The company will sponsor a conference call and webcast for the investing public at 8 a.m. ET Tuesday, Nov. 24, 2009. During the event, management will discuss the results for the fourth quarter and full fiscal year for 2009, which ended Sept. 30, 2009. The webcast will be available at http://ir.hillenbrandinc.com and will be archived on the company’s Web site through Nov. 24, 2010, for those unable to listen to the live webcast.
Participants may listen to the conference call by dialing 1-877-681-3378 (1-719-325-4806 for international callers). A replay of the call will be available through midnight Wednesday, Dec. 9, 2009, at 1-888-203-1112 (1-719-457-0820 for international callers). Please use the confirmation code 8439251.
Hillenbrand, Inc.
Consolidated Statements of Income (Unaudited)
(amounts in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net revenues	$153.1	$158.8	$649.1	$678.1
Cost of goods sold	88.8	94.8	374.7	397.6

Gross profit	64.3	64.0	274.4	280.5
Operating expenses (including antitrust and separation costs)	31.6	31.7	119.4	130.9

Operating profit	32.7	32.3	155.0	149.6
Interest expense	(0.3)	(0.8)	(2.1)	(2.2)
Investment income and other	3.7	2.0	7.9	5.9

Income before income taxes	36.1	33.5	160.8	153.3
Income tax expense	13.5	14.3	58.5	60.1

Net income	$22.6	$19.2	$102.3	$93.2

Income per common share-basic and diluted	$0.37	$0.31	$1.66	$1.49
Dividends per common share*	$0.185	$0.1825	$0.74	$0.365

Average common shares outstanding — basic and diluted	61.7	62.5	61.7	62.5

*	Our first dividend as a stand-alone public company was paid June 30, 2008.

Hillenbrand, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(amounts in millions)

	September 30,
	2009	2008

ASSETS
Current Assets
Cash and cash equivalents	$35.2	$14.7
Trade receivables, net	85.2	88.4
Inventories	42.5	48.6
Auction rate securities and related Put right	30.1	—
Interest receivable from Forethought Financial Group, Inc.	10.0	—
Other current assets	29.9	29.9

Total current assets	232.9	181.6
Property and intangibles, net	101.6	110.5
Auction rate securities	18.8	51.1
Note and interest receivable from Forethought Financial Group, Inc., long-term portion	132.8	130.4
Investments	18.8	25.2
Other assets	56.2	46.5

Total Assets	$561.1	$545.3

LIABILITIES
Current Liabilities
Revolving credit facility	$60.0	$100.0
Other current liabilities	74.9	86.0

Total current liabilities	134.9	186.0
Long-term liabilities	122.2	70.9

Total Liabilities	257.1	256.9

Shareholders’ Equity	304.0	288.4

Total Liabilities and Shareholders’ Equity	$561.1	$545.3

Hillenbrand, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(amounts in millions)

	Fiscal Year Ended September 30,
	2009	2008
Net cash provided by operating activities	123.2	101.8
Net cash used in investing activities	(5.3)	(4.2)
Net cash used in financing activities	(97.4)	(94.4)
Effect of exchange rate changes on cash and cash equivalents	—	(0.4)

Net cash flows	20.5	2.8

Cash and cash equivalents:
At beginning of period	14.7	11.9

At end of period	$35.2	$14.7

Disclosure Regarding Forward-Looking Statements
Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature they are subject to a wide range of risks.
Words that could indicate we’re making forward-looking statements include the following:

intend	believe	plan	expect	may	goal
become	pursue	estimate	will	forecast	continue
targeted	encourage	promise	improve	progress	potential
This isn’t an exhaustive list, but is simply intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.
Here’s the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors — many of which are beyond our control — could cause our performance to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to: recent global market and economic conditions, including those related to the credit markets; the company’s dependence on its relationships with several large national providers; continued fluctuations in mortality rates and increased cremations; the impact — positive or negative — of the company’s ability to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances; volatility of the company’s investment portfolio; competition from nontraditional sources in the funeral services business; increased costs or unavailability of raw materials; the company’s ongoing antitrust litigation; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in item 1A of the company’s Annual Report on Form 10-K for the year ended Sept. 30, 2009, expected to be filed Nov. 24, 2009. The company assumes no obligation to update or revise any forward-looking information.
About Hillenbrand, Inc.
Hillenbrand, Inc. (www.HillenbrandInc.com) is the holding company for Batesville Casket Company, a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing, and other personalization and memorialization products. HI-INC-F
CONTACT
Investor Relations for Hillenbrand, Inc.
Mark R. Lanning, Vice President of Investor Relations and Treasurer
Phone: 812-934-7256
E-mail: mrlanning@hillenbrand.com
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